Exhibit 5.1
Simpson Thacher & Bartlett llp
2550 Hanover Street
Palo Alto, CA 94304
(650) 251-5000

Facsimile: (650) 251-5002
April 26, 2010
Associated Materials, LLC
AMH New Finance, Inc.
3773 State Road
Cuyahoga Falls, Ohio 44223
Ladies and Gentlemen:
     We have acted as counsel to Associated Materials, LLC, a Delaware limited liability company (the “Company”), AMH New Finance, Inc., a Delaware corporation (together with the Company, the “Issuers”), Gentek Holdings, LLC, a Delaware limited liability company (“GHLLC”), and Gentek Building Products, Inc., a Delaware corporation (together with GHLLC, the “Guarantors”), in connection with the Registration Statement on Form S-4 (the “Registration Statement”) filed by the Issuers and the Guarantors with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, relating to the issuance by the Issuers of $730,000,000 aggregate principal amount of 9.125% Senior Secured Notes due 2017 (the “Exchange Notes”) and the issuance by the Guarantors of guarantees (the “Guarantees”) with respect to the Exchange Notes. The Exchange Notes and the Guarantees will be issued under an indenture dated as of October 13, 2010 (the “Indenture”) by and among the Issuers, the Guarantors and Wells Fargo Bank, National Association, as trustee (the “Trustee”). The Exchange Notes will be offered by the Issuers in exchange for up to $730,000,000 aggregate principal amount of their outstanding 9.125% Senior Secured Notes due 2017.

Simpson Thacher & Bartlett llp	April 26, 2010
     We have examined the Registration Statement and the Indenture, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicates or certified or conformed copies, of such corporate and other records, agreements, documents and other instruments and have made such other investigations as we have deemed relevant and necessary in connection with the opinions hereinafter set forth. As to questions of fact material to this opinion, we have relied upon certificates or comparable documents of public officials and of officers and representatives of the Issuers and the Guarantors.
     In rendering the opinions set forth below, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicates or certified or conformed copies and the authenticity of the originals of such latter documents. We also have assumed that the Indenture is the valid and legally binding obligation of the Trustee.
     Based upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that:
1.	When the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange, the Exchange Notes will constitute valid and legally binding obligations of the Issuers enforceable against the Issuers in accordance with their terms.

2.	When (a) the Exchange Notes have been duly executed, authenticated, issued and delivered in accordance with the provisions of the Indenture upon the exchange and (b) the Guarantees have been duly issued, the Guarantees will constitute valid and legally binding obligations of the Guarantors enforceable against the Guarantors in accordance with their terms.
     Our opinions set forth above are subject to (i) the effects of bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and other similar laws relating to or affecting creditors’ rights generally and (ii) general equitable principles (whether considered in a

Simpson Thacher & Bartlett llp	April 26, 2010
proceeding in equity or at law), including, inter alia, an implied covenant of good faith and fair dealing.
     We do not express any opinion herein concerning any law other than the law of the State of New York, the federal law of the United States, the Delaware Limited Liability Company Act and the Delaware General Corporation Law (including the statutory provisions, all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting the foregoing).
     We hereby consent to the filing of this opinion letter as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the prospectus included in the Registration Statement.

Very truly yours,
/s/ Simpson Thacher & Bartlett LLP
SIMPSON THACHER & BARTLETT LLP